Exhibit 99.1

Hercules Capital Appoints Two Senior Investment

Professionals in New Leadership Roles

R. Bryan Jadot to Lead Life Sciences Venture Lending and Steve Kuo to Head Technology Venture Lending

PALO ALTO, Calif., May 7, 2019 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest specialty financing provider to innovative venture growth stage companies backed by leading venture capital and private equity firms, today announced the promotions of R. Bryan Jadot to Head of Life Sciences Venture Lending and Steve Kuo to Head of Technology Venture Lending. Jadot and Kuo each served long-term tenures of more than 13 years at Hercules, respectively, and have made significant contributions to the growth of the Company’s debt and equity investment portfolio which stands at more than $2.1 billion today. Both will continue to report to Scott Bluestein, interim chief executive officer and chief investment officer of Hercules.

“Both Bryan and Steve have made significant contributions to the firm, each demonstrating their industry insights and value to the expansion and success of our industry-leading venture lending platform,” stated Scott Bluestein. “Based on their proven track record and experience growing our two largest investment groups, we are proud to recognize them for their accomplishments and we look forward to their continued leadership of our venture life sciences and venture technology groups. I have worked closely with Bryan and Steve since 2010 and I am confident that these promotions will position us best for continued success and platform expansion. Moving forward, we will continue to opportunistically and strategically make investments in our organization that helps achieve our growth objectives for the year and supports our vision of becoming a broader provider of specialty debt financing solutions.”

R. Bryan Jadot is the Head of Venture Lending for the Life Sciences Group and brings nearly 20 years of financial and credit structuring experience to Hercules. Prior to joining Hercules in 2005, Mr. Jadot served as vice president of the Life Sciences Group at Silicon Valley Bank in Newton, MA where he co-managed a banking group dedicated to New England-based life science clients including biotechnology, medical device, and healthcare IT clients. He also worked as the vice president of the Software Group at Silicon Valley Bank in Palo Alto, CA. Prior to Silicon Valley Bank, Mr. Jadot worked with the Corporate Banking arm of the Banque Nationale de Paris in San Francisco, CA and was an assistant economist with the Department of Treasury’s Office of Eastern Europe and former Soviet Union in Washington DC.

Steve Kuo is the Head of Venture Lending for the Technology Group at Hercules and brings more than 16 years of operational and structured finance experience. Since joining Hercules in 2006, he has led over $1.2 billion in capital investments. Mr. Kuo was appointed a co-head of Hercules Capital SaaS Finance division in 2018 and has been involved with early stage startups with passionate founders and great concepts as well as billion-dollar revenue businesses looking to finance their next big market. Prior to Hercules, he was a strategic member of Lightcross, a silicon photonics startup, where he led the product management team. Before joining Lightcross, he was a principal at Comdisco Ventures.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $8.9 billion to over 460 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has six outstanding bond issuances of:

Institutional Notes PAR $1000.00

●	4.625% Notes due 2022

Retail Notes (“Baby Bonds”) PAR $25.00

●	5.25% Notes due 2025 (NYSE: HCXZ)
●	6.25% Notes due 2033 (NYSE: HCXY)

Convertible Notes

●	4.375% Convertible Notes due 2022

Securitization Notes

●	4.605% Asset-backed Notes due 2027
●	4.703% Asset-backed Notes due 2028

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

(650) 433-5578

mhara@htgc.com